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                       GOLDPAC INVESTMENT PARTNERS LTD.






                                                              October 17, 2001

Celsion Corporation
102201 Old Columbia Road
Columbia MD USA 210411

Attention:     Dr.  Augustine Y.  Cheung
               President and Chief Executive Officer

     RE: CELSION CORPORATION--INTRODUCTION OF STRATEGIC HONG KONG INVESTORS

Dear Sir:

        We refer to the various discussions with you recently and propose to act as an advisor to Celsion Corporation (the "COMPANY") in respect of the introduction of strategic investors in Hong Kong (the "ENGAGEMENT") on the terms and conditions set forth in this letter agreement (this "AGREEMENT").

1.      BACKGROUND INFORMATION


        Based on our various discussions, we understand the following:


               (A) Tire Company is a research and development company dedicated to commercializing medical treatment systems, for cancer and other diseases using focused heat technology delivered by patented microwave technology,

               (B) The Company currently is seeking US$3 -US$5 million through one or more private placements either within tire United States or abroad to fund its further development and the commercialization of certain of its products (collectively, the "FINANCING").


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Celsion Corporation
October 17, 2001
Page 2

               (C) The Company has retained Moors & Cabot, Inc. ("MOORS & CABOT") to serve as lead placement agent with respect to effecting the Financing with investors within the United States and, in consultation with Moors & Cabot, has developed a package of information to be utilized in connection with the Financing (the "PRIVATE PLACEMENT PACKAGE").

2.     SCOPE OF SERVICES

        Goldpac Investment Partners Ltd., a British Virgin Islands corporation ("GOLDPAC") shall act as an advisor to the Company with respect to potential investment in the Financing by one or more investors in Hong Kong. In its role as advisor, Goldpac will, at the request and subject to the control of the Company, identify, on a "best efforts" basis, investors who are residents of Hong Kong (or otherwise non-resident aliens in the United States) wit ling to make an aggregate investment of up to US$ 1.5 million pursuant to the Financing and facilitate meetings between such potential investors and Company representatives. In addition, to the extent that the Company deems necessary and appropriate and so directs Goldpac, Goldpac will arrange a road show in Hong Kong for such potential investors. All activities of Goldpac will be conducted outside of the United States and all investors identified or contacted by Goldpac will be either individuals who are neither U.S. citizens, nor resident aliens of the U.S. or who arc foreign (non-U.S.) corporations or other entities not engaged in any U.S. trade or business ("PERMITTED INVESTORS"). Anything to the contrary contained herein notwithstanding, Celsion shall have the right, in its sole and absolute discretion, to reject any proposed investment from any Permitted investor for any reason or for no reason.

3.     FEE STRUCTURE

        As compensation for its services hereunder, Celsion shall compensate Goldpac as follows:

       (A) Upon the execution of this Agreement, the Company shall pay Goldpac US$20,000 as a non-accountable and non-refundable Advisory Fee;

       (B) The Company shall pay to Goldpac an additional Success Fee, in U.S. dollars, in an amount equal to five percent (5%) of the purchase price of any securities of Celsion purchased by Permitted Investors introduced to the Company by Goldpac; and up to an additional two point five percent (2.5%) of the purchase price of any securities of Celsion purchased by Permitted Investors introduced to Celsion by third parties engaged by Goldpac.

                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada
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Celsion Corporation
October 17, 2001
Page 3


       (C) As a retainer to ensure the availability of Goldpac personnel to perform the services contemplated hereby, the Company will grant to Goldpac common stock purchase warrants ("WARRANTS"), exercisable for a period of two (2) years from the date of the final closing of the Financing, at an exercise price of US$0.50 per share. Goldpac shall be entitled to receive one (1) Warrant to purchase one (1) share of the Company's Common Stock, par value $0.01 per share, for each 10 shares acquired in the Company by a Permitted Investor or Permitted Investors introduced to the Company by Goldpac pursuant hereto. Goldpac will inform the Company in writing no later than the Termination Date (as defined below) of those Permitted Investors it has involved in substantial negotiations concerning the Financing pursuant hereto. If the Company obtains financing from such named Permitted Investors on or before the First anniversary of the Termination Date, the Company will be obligated grant Goldpac Warrants in respect of such investment as provided above.

4.      TERM AND TERMINATION OF ENGAGEMENT

        (A) Subject to Section 4(B) below, the Engagement will be for a period o f three (3) months commencing with the date of this Agreement and will be subject to extension or renewal upon mutual agreement by the parties.

        (B) The Engagement may be terminated by the Company or by Goldpac at any time, for any reason, upon written notice to that effect to Goldpac; provided, however, that, Sections 3(A), 3(B), 7, 8 and 9 under this Agreement shall survive any such termination and shall remain in full force and effect.

5.      RESPONSIBILITIES OF THE COMPANY

        In agreeing to the terms of this letter, the Company undertakes to:

        (A) Bear and pay all of its own professional fees and out-of-pocket expenses, such as the fees of legal and other financial advisors and the expenses such as printing, translation, photocopying and issuance of press releases, if any;

        (B) Provide Goldpac with, and allow Goldpac to disclose to potential Permitted Investors, the same information that the Company makes available to Moors &


                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada





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                       GOLDPAC INVESTMENT PARTNERS LTD.

Celsion Corporation
October 17, 2001
Page 4


               Cabot including, without limitation, such number of copies of the Private Placement Package prepared in connection with the Financing as Goldpac reasonably may request; and

        (C) Accept full responsibility for the accuracy of all information and facts provided by the Company to Goldpac pursuant to clause
               (B) above, and promptly notify Goldpac of any of any material events or developments relating to the Company's financial condition, business operation or prospects that have not been previously disclosed to Goldpac.

6.      REPRESENTATIONS AND WARRANTIES

        (A) The Company hereby represents and warrants to Goldpac that, as of the date hereof:

               (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own its assets and to carry on its business as now being conducted and presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of assets, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company.

               (2) The Company has all necessary corporate power and authority to execute, deliver and carry out the terms of this Agreement. All corporate action on the part of the Company required for the lawful execution and delivery of this Agreement has been taken. Upon execution and delivery, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by insolvency and similar laws affecting the enforcement of creditors' rights generally and equitable; remedies, and except as the indemnity Provisions or
Section 7 this Agreement may be limited by law.

               (3) Neither the execution and delivery of, nor the consummation by the Company of any transaction or execution of any instrument contemplated by, this Agreement, has constituted or resulted in, or will constitute or result in, a material default under or breach or


                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada





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                       GOLDPAC INVESTMENT PARTNERS LTD.



Celsion Corporation
October 17, 2001
Page 5


violation of any term or provision of the Company's Bylaws, Certificate of Incorporation or of any or material contracts with third parties.

        (B) Goldpac hereby represents and warrants to the Company that, as of the date hereof:

               (1) Goldpac is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Goldpac has all necessary corporate power and authority to own its assets and to carry on its business as now being conducted and presently proposed to be conducted. Goldpac is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of assets, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on Goldpac.

               (2) Goldpac has all necessary corporate power and authority to execute, deliver and carry out the terms of this Agreement. All corporate action on the part of Goldpac required for the lawful execution and delivery of this Agreement has been taken. Upon execution and delivery, this Agreement constitutes a valid and binding obligation of Goldpac, enforceable in accordance with its terms, except as enforcement may be limited by insolvency and similar laws affecting the enforcement of creditors' rights generally and equitable remedies, and except as the indemnity provisions of Section 7 of this Agreement may be limited by law.

               (3) Neither the execution and delivery of, nor the consummation by Goldpac of any transaction or execution of any instrument contemplated by, this Agreement, has constituted or resulted in, or will constitute or result in, a material default under or breach or violation of any tern or provision of Goldpac's Bylaws, Certificate of Incorporation, other constitutive documents, or material contracts with third parties, state or of the laws of the United States or any jurisdiction thereof or of any non-U.S., jurisdiction or any rules or regulations thereunder. Without limiting the generality of the foregoing, Goldpac acknowledges and agrees that it is responsible for compliance with all securities laws, rules and regulations applicable to it or to the Company or to the Company's securities by virtue of this Agreement or any agreement with Permitted Investors entered into pursuant to or in connection with this Agreement and Goldpac's activities pursuant hereto and to the Engagement, such rules and regulations to include, without limitation any registration requirements applicable to brokers, dealers, finders, issuer's agents or others acting in a similar capacity.

7.      INDEMNIFICATION AND CONTRIBUTION


                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada





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Celsion Corporation
October 17, 2001
Page 6







        (A) The Company will indemnify Goldpac and its officers, directors, employees, authorized agents and representatives (collectively, "Goldpac Representatives") against all claims, damages, liability and litigation expenses (including Goldpac's reasonable attorney fees and expenses) arising out of the Company's activities hereunder, except as provided in Section 7(B) below and to the extent that any claims, damages, liability or expenses are found in a final judgment by a court of competent jurisdiction to have resulted from Goldpac's misconduct or negligence in performing the services described above. The indemnity provisions contained in this Section 7(A) will remain in full force and effect regardless of any termination of this Agreement or the Engagement.

        (B) Goldpac will indemnify the Company and its officers, directors, employees, authorized agents and representatives (collectively, "Company Representatives") against all claims, damages, liability rind litigation expenses (including the Company's reasonable attorney fees and expenses) arising out of Goldpac's activities hereunder including, without limitation,
(i) any untrue statement or alleged untrue statement of a material fact, made either orally or in writing or any omission or alleged omission to state a material fact by Goldpac or any Goldpac Representative in connection with this Agreement or the Engagement, (ii) the failure of Goldpac to comply with any laws of any jurisdiction applicable to it by virtue of its activities pursuant this Agreement or the Engagement or (iii) any violation of any securities laws, rules and regulations applicable to Goldpac, to the Company or to the Company's securities by virtue of this Agreement or any agreement with any Permitted Investor entered into pursuant to or in connection with this Agreement. The indemnity provisions contained in this Section 7(B) will remain in full force and effect regardless of any termination of this Agreement or the Engagement.

        (C) If for any reason the foregoing indemnity is unavailable to Goldpac and the Goldpac Representatives on the one hand, or to the Company and the Company Representatives on the other (each, an "Indemnified Person") or is insufficient to hold the Indemnified Person harmless, then the party required to provide indemnification hereunder (the "Indemnifying Person") shall contribute to the amount paid or payable to the Indemnified Person as a result of such claims, liability, loss or damage in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Person on the one hand and the Indemnified Person on the other, but also the relative fault of the Indemnifying Person on the one hand, and Indemnified Person on the other, that result in such losses, claims, damages or liability, as well as any relevant suitable considerations. The contribution provisions contained in this Section 7(C) shall







                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada





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                       GOLDPAC INVESTMENT PARTNERS LTD.



Celsion Corporation
October 17, 2001
Page 7




        remain in full force and effect regardless of the termination of this Agreement or the Engagement.

8.      CONFIDENTIALITY

        All information and documents received by Goldpac or Goldpac Representatives shall be used by Goldpac solely for the purposes described in this Agreement and in furtherance of the Engagement shall be held in the strictest confidence, except for such information and documents that are available to the general public through no act or omission of Goldpac or the Goldpac Representatives or are required to be disclosed by applicable law. With respect to disclosures required by law, prior to making any such disclosure Goldpac will provide the Company with a written opinion of Goldpac's counsel to the effect that such disclosure is required and will use its best efforts to provide the Company with sufficient time to sock a protective order or otherwise preserve the confidentiality of the subject information. In all events, Goldpac shall disclose only such information as its counsel advises it, in a written opinion, is legally required to be disclosed. If the Engagement is terminated, Goldpac, upon written request of the Company, shall return to the Company all documents concerning the Company received by Goldpac or developed or created by Goldpac on the basis of or containing information obtained from the Company, except for documents that are or solely contain information then available to the general public through no act of Goldpac or the Goldpac Representatives.

9.      GENERAL

        (A) This Agreement shall be governed by the laws of the State of Maryland governing contracts made axed to be performed in such state without giving effect to the principles of conflicts of law.

        (B) This Agreement shall be assignable by either party only upon the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective representatives and permitted successors and assignees.

        (C) In the event that any one or more of the provisions contained in this Agreement, or the application thereof to any person(s) or under any circumstance(s), shall, for any reason, be found by a regulatory body or court of competent jurisdiction to be invalid, illegal or unenforceable, such regulatory body or court shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original

                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada





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                       GOLDPAC INVESTMENT PARTNERS LTD.



Celsion Corporation
October 17, 2001
Page 8








intent of the parties with respect to such invalid, illegal or unenforceable provision(s) and this Agreement generally and to so enforce such substituted provision(s). Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the provisions contained herein shall not affect the validity of any other provision of this Agreement.

        (D) This Agreement represents the entire understanding of the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties with respect to such subject matter.

        (E) No amendment, supplement, modification, waiver, termination, rescission, discharge or cancellation of this Agreement or any provision hereof shall be binding unless in writing and executed by each of the parties hereto. No waiver of any provision hereof or any default hereunder shall I be deemed to be, or shall constitute, a waiver of any other such provision or default (whether or not similar) and no such. waiver shall constitute a continuing waiver unless expressly so provided.

        (F) Captions to and headings of the various provisions hereof are solely .for the convenience of the parties, arc not a part of this agreement, and shall nut be used for the interpretation of or determination of the validity of this Agreement or any term or provision hereof.

        (G) Notices or other communications required or contemplated hereby or in connection herewith shall be deemed adequately given if in writing and delivered in person or by recognized international courier for first possible delivery or facsimile transmission (in the case of courier, notice to be deemed received on the date following the date of delivery contracted for and in the case of facsimile transmission on the date following confirmation of successful transmission) or mailed by certified mail, postage prepaid and return receipt requested (such notice to be deemed received on the earlier of the date of actual receipt or the fifth (5th) business clay following dispatch) as follows:

                      CELSION CORPORATION

                      Celsion Corporation
                      102201 Old Columbia Road
                      Columbia, MD USA 21046
                      Attention: Chief Financial Officer
                      Facsimile No.  (410) 290-5394




                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada





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                       GOLDPAC INVESTMENT PARTNERS LTD.



Celsion Corporation
October 17, 2001
Page 9





                     GOLDPAC:

                     Goldpac Investment Partners Ltd.
                     Suite 630, 1090 West Pender Street
                     Vancouver, B.C. V6E 2N7 Canada
                     Attention: Mr. Joseph Tai
                     Facsimile No. 604 488 0868

or any other addresses of which either party shall notify the other party in writing in accordance with the terms hereof.

        (G) As the context requires, any term used herein in the singular shall extend to and include the plural, any term used in the plural shall extend to and include the singular and any term used in either gender or the neuter shall extend to and include each gender or be neutral.

        (H) This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute an original, but all of such counterparts taken together shall constitute one and the same instrument.

* * * * *

        We very much look forward to be of service to you and should be grateful if you could signify your agreement and acceptance of the above terms of Engagement by signing and returning the enclosed copy of this letter to us. Should you have any queries or require any further explanation, please do not hesitate to contact the undersigned at 604-483-8878.

Yours faithfully                          Agreed and accepted by:
For and on behalf of                      For and on behalf of
Goldpac Investment Partners Ltd.          Celsion Corporation



-----------------------                   --------------------------------
Joe Tai                                   Augustine Y. Cheung
Executive Director                        President and Chief Executive Officer

DC3/72194



                      Suite 630, 1090 West Pender Street
                        Vancouver, B.C. V6E 2N7 Canada